                                  SCHEDULE 14A
                                 (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)   Total fee paid:

--------------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

--------------------------------------------------------------------------------
(2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3)   Filing Party:

--------------------------------------------------------------------------------
(4)   Date Filed:

--------------------------------------------------------------------------------

                                 [VORNADO LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT
                          ----  [DIAMOND GRAPHIC]----
                                    2 0 0 3

                                 [VORNADO LOGO]

                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 2003
                            ------------------------

To our Shareholders:

    The Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 28, 2003, beginning at 12:30 P.M., local time, for the following purposes:

    (1) The election of three persons to the Board of Trustees of the Company, each for a term of three years and until their successors are duly elected and qualified; and

    (2) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees of the Company has fixed the close of business on April 17, 2003, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

    Your attention is called to the attached Proxy Statement. Whether or not you plan to attend the meeting, your shares should be represented and voted. You may authorize your proxy by Internet or by touch-tone phone as indicated on the proxy. Alternatively, you may wish to sign the enclosed proxy and return it in the accompanying envelope to which no postage need be affixed if mailed in the United States. If you attend the meeting in person, you may revoke your proxy at that time and vote your own shares.

                                           By Order of the Board of Trustees,

                                           Paul F. Larner
                                           Corporate Secretary

April 30, 2003

                                 [VORNADO LOGO]

                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 2003
                            ------------------------
     The enclosed proxy is being solicited by the Board of Trustees (the "Board") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 28, 2003 beginning at 12:30 P.M., local time, at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 (the "Annual Meeting"). A shareholder may authorize their proxy electronically or telephonically or by executing and returning the enclosed proxy card. A proxy authorized through the Internet or by telephone may be revoked by executing a later dated proxy card, by subsequently authorizing a proxy through the Internet or by telephone or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your prior Internet or telephone authorization of your proxy. Only the last vote of a shareholder will be counted. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail, by telephone and by Internet, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only shareholders of record at the close of business on April 17, 2003 are entitled to notice of and to vote at the Annual Meeting. There were on such date 111,523,485 common shares of beneficial interest, par value $.04 per share (the "Shares"), of the Company outstanding, each entitled to one vote at the Annual Meeting.

     The holders of a majority of the outstanding Shares at the close of business on April 17, 2003, present in person or by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.

     The principal executive office of the Company is located at 888 Seventh Avenue, New York, New York 10019. The accompanying Notice of the Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy will be mailed on or about May 5, 2003 to the Company's shareholders of record as of the close of business on April 17, 2003.

                              ELECTION OF TRUSTEES

TRUSTEES STANDING FOR ELECTION

     The Company's Board has nine members. The Company's Amended and Restated Declaration of Trust, as amended and supplemented, provides that the trustees of the Company are divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board. One class of trustees is elected at each Annual Meeting of Shareholders to hold office for a term of three years and until their successors have been duly elected and qualified.

     Unless otherwise directed in the proxy, each of the persons named in the enclosed proxy, or his substitute, will vote such proxy for the election of the three nominees listed below as trustees for a three-year term and until their respective successors are duly elected and qualified. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that each of the persons named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the Company's Amended and Restated Bylaws (the "Bylaws"), the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a trustee. Under Maryland law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but such proxies will not be counted as votes cast in the election of trustees and thus will have no effect on the result of the vote.

     If you would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of your Shares as of the close of business on April 17, 2003, the record date for voting. If you hold shares in "street name" (i.e., through a bank, broker or other nominee), you will receive instructions from your nominee which you must follow in order to have your proxy authorized. If you hold Shares in "street name" and wish to vote at the Annual Meeting, you will need to contact your nominee and obtain a proxy from that person and bring it to the Annual Meeting.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ELECTION OF THE NOMINEES LISTED BELOW TO SERVE AS TRUSTEES UNTIL THE ANNUAL MEETING IN 2006.

     The following table sets forth the nominees (all of whom are presently members of the Board) and the other present members of the Board. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a trustee of the Company or a director of its predecessor, Vornado, Inc.

                                                                                      YEAR    YEAR FIRST
                                              PRINCIPAL OCCUPATION                    TERM    APPOINTED
                                              AND PRESENT POSITION                    WILL        AS
         NAME           AGE                     WITH THE COMPANY                     EXPIRE    TRUSTEE
         ----           ---                   --------------------                   ------   ----------
NOMINEES FOR ELECTION TO SERVE AS TRUSTEES UNTIL THE ANNUAL MEETING IN 2006
-----------------------------------------------------------------------------------
Steven Roth(1)          61    Chairman of the Board and Chief Executive Officer of    2003       1979
                              the Company; Managing General Partner of Interstate
                              Properties ("Interstate")
Michael D.
  Fascitelli(1)         46    President of the Company                                2003       1996
Russell B. Wight,
  Jr.(1)                63    A general partner of Interstate                         2003       1979

                                                                                      YEAR    YEAR FIRST
                                              PRINCIPAL OCCUPATION                    TERM    APPOINTED
                                              AND PRESENT POSITION                    WILL        AS
         NAME           AGE                     WITH THE COMPANY                     EXPIRE    TRUSTEE
         ----           ---                   --------------------                   ------   ----------
PRESENT TRUSTEES ELECTED TO SERVE UNTIL THE ANNUAL MEETING IN 2004
-----------------------------------------------------------------------------------
David Mandelbaum        67    A member of the law firm of Mandelbaum & Mandelbaum,    2004       1979
                              P.C.; a general partner of Interstate
Richard West(2)(3)      65    Dean Emeritus, Leonard N. Stern School of Business,     2004       1982
                              New York University
Robert P. Kogod         71    Trustee of Archstone-Smith Trust                        2004       2002

PRESENT TRUSTEES ELECTED TO SERVE UNTIL THE ANNUAL MEETING IN 2005
-----------------------------------------------------------------------------------
Stanley Simon(1)(2)(3)  85    Owner of Stanley Simon and Associates                   2005       1960
Ronald Targan(3)        76    President of Malt Products Corporation of New Jersey;   2005       1980
                              a member of the law firm of Schechner and Targan,
                              P.A. until July 2002
Robert H. Smith(1)      74    Chairman of the Charles E. Smith Commercial Realty      2005       2002
                              Division of the Company; Trustee of Archstone-Smith
                              Trust

---------------
(1) Member of the Executive Committee of the Board.

(2) Member of the Compensation Committee of the Board.

(3) Member of the Audit Committee of the Board.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of the Company since May 1989 and Chairman of the Executive Committee of the Board since April 1988. Since 1968, he has been a general partner of Interstate (an owner of shopping centers and an investor in securities and partnerships) and, more recently, he has been Managing General Partner. In March 1995, he became Chief Executive Officer of Alexander's, Inc. ("Alexander's") (a real estate investment trust). Mr. Roth is the Chairman of the Board of Directors and Chief Executive Officer of Vornado Operating Company ("Vornado Operating") (an investor in operating businesses). Mr. Roth is also a director of Alexander's and Capital Trust, Inc. (a real estate lender).

     Mr. Fascitelli has been the President and a trustee of the Company since December 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman Sachs & Co., (an investment banking firm) in charge of its real estate practice and was a vice president prior to 1992. He is also a director and the President of Alexander's and a director and the President of Vornado Operating.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander's and Vornado Operating.

     Mr. Mandelbaum has been a member of the law firm of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate. Mr. Mandelbaum is also a director of Alexander's.

     Mr. West is Dean Emeritus of the Leonard N. Stern School of Business at New York University. He was a professor there from September 1984 until September 1995 and Dean from September 1984 until August 1993. Prior thereto, Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a director of Vornado Operating, Alexander's,

Bowne & Co., Inc. (a commercial printing company) and 23 investment companies managed by Merrill Lynch Investment Managers.

     Mr. Kogod was appointed a trustee of the Company on January 1, 2002, the date Charles E. Smith Commercial Realty L.P. merged into a subsidiary of the Company. Previously, Mr. Kogod was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Commercial Realty L.P. from October 1997 through December 2001. Mr. Kogod is also a trustee of Archstone-Smith Trust (a real estate investment trust).

     Mr. Simon has been the owner of Stanley Simon and Associates (a management and financial consulting firm) since 1958.

     Mr. Targan has been the President of Malt Products Corporation of New Jersey (a producer of malt syrup) since 1962. From 1964 until July 2002, Mr. Targan was a member of the law firm of Schechner and Targan, P.A.

     Mr. Smith was appointed a trustee of the Company and the Chairman of the Charles E. Smith Commercial Realty Division of the Company on January 1, 2002, the date Charles E. Smith Commercial Realty L.P. merged into a subsidiary of the Company. Previously, Mr. Smith was Co-Chief Executive Officer and Co-Chairman of the Board of Directors of Charles E. Smith Commercial Realty L.P. from October 1997 until December 2001. Mr. Smith is also a trustee of Archstone-Smith Trust.

     The Company is not aware of any family relationships among any trustees or executive officers of the Company or persons nominated or chosen by the Company to become trustees or executive officers except for Mr. Smith and Mr. Kogod who are brothers-in-law. Messrs. Roth, Wight and Mandelbaum are affiliated with each other as general partners of Interstate and through other businesses.

     In connection with the January 1, 2002 merger of Charles E. Smith Commercial Realty L.P. into a subsidiary of the Company, Mr. Roth, Mr. Fascitelli and Interstate, who collectively beneficially own, as of April 17, 2003, 12,959,406 Shares representing 11.6% of the outstanding Shares, entered into an agreement with Mr. Smith, Mr. Kogod and Charles E. Smith Commercial Realty L.L.C. pursuant to which they are obligated to vote all Shares which they own (or over which they exercise voting control) in favor of the election of Mr. Smith and Mr. Kogod (or their permitted designees) to the Board until the earlier to occur of (i) January 1, 2008 or (ii) the date on which, under the terms of the merger agreement for the above merger, none of Mr. Smith, Mr. Kogod or their respective designees is entitled to be nominated for election to the Board. Under the terms of the merger agreement, upon the death of Mr. Smith, the Smith family will no longer have the right to designate a nominee for election to the Board and upon the death of Mr. Kogod, the Kogod family will no longer have the right to designate a nominee for election to the Board. In the event of the deaths of both Mr. Smith and Mr. Kogod, the Smith and Kogod families will have the right, jointly, to appoint one designee approved by the Company to complete any unexpired term and to be nominated for election as a trustee for the remaining six-year period that Mr. Smith and Mr. Kogod would have been entitled to be nominated for election to the Board. Furthermore, if the members of the Smith family or the Kogod family and their permitted transferees beneficially own less than 75% in number of the Vornado Realty L.P. Class A Units issued to such family in the merger, the Company will no longer be obligated to provide Mr. Smith or Mr. Kogod, respectively, or their designees, the rights described above. Upon the termination of such rights, the obligations of Mr. Roth, Mr. Fascitelli and Interstate under the voting agreement shall terminate.

                              CORPORATE GOVERNANCE

     Since January 1962, the Company has been continuously listed on the New York Stock Exchange ("NYSE") and is subject to the NYSE's Corporate Governance Standards. As further described below, the Board has appointed an Audit Committee comprised solely of independent trustees and meets other standards required for listed companies. The Board also has appointed a Compensation Committee composed solely of independent trustees. The Board has been closely monitoring the rapidly changing corporate governance environment in order to continue its rigorous adherence to the requirements of Congress, the Securities and Exchange Commission ("SEC") and the NYSE. Although not yet required by the SEC's rules, the Company has begun posting on its website the filings under
Section 16(a) of the Securities Exchange Act of 1934 of its trustees and executive officers. Shareholders should check the Company's website later in 2003 for updates and copies of committee charters, codes of ethics and governance guidelines.

COMMITTEES OF THE BOARD OF TRUSTEES

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board anticipates establishing a Nominating and Corporate Governance Committee in 2003.

     The Board held eleven meetings during 2002. Each trustee attended at least 75% of the combined total of meetings of the Board and all committees on which he served during 2002.

  Executive Committee

     The Executive Committee possesses and may exercise certain powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board under Maryland law. The Executive Committee consists of five members, Messrs. Roth, Fascitelli, Simon, Smith, and Wight. Mr. Roth is the Chairman of the Executive Committee. The Executive Committee did not meet in 2002.

  Audit Committee

     The Board has adopted a written Audit Committee Charter, which sets forth the membership requirements of the Audit Committee, amongst other matters. As required by the Audit Committee Charter, all Audit Committee members meet the NYSE standards for independence and financial literacy. In addition, at all times at least one member of the Audit Committee meets the NYSE standards for financial management expertise. The written Audit Committee Charter was attached as Annex A to the Company's Proxy Statement for its 2001 Annual Meeting of Shareholders. A revised Audit Committee Charter will be available on the Company's website in 2003.

     The purposes of the Audit Committee are to assist the Board: (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures; (ii) in its oversight of the Company's financial statements and the independent audit thereof; (iii) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and (iv) in evaluating the independence of the outside auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures. The Audit Committee, which held six meetings during 2002, consists of three members, Messrs. West, Simon and Targan. Mr. West is the Chairman of the Audit Committee.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's 2002 Omnibus Share Plan. The Committee, which held three meetings during 2002, consists of two members, Mr. Simon and Mr. West. Mr. Simon is the Chairman of the Compensation Committee. Both members of the Compensation Committee are independent. A Compensation Committee Charter will be available on the Company's website in 2003.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, composed of the undersigned independent trustees, is responsible for establishing the terms of the compensation of the Company's executive officers and the granting of awards under the Company's 2002 Omnibus Share Plan.

     The Compensation Committee seeks to attract, motivate and retain the Company's executive officers, including the Chief Executive Officer, through competitive compensation arrangements that provide strong financial incentives for the executive officers to maximize shareholder value. The Compensation Committee reviews executive compensation annually to ensure that the arrangements remain competitive and reflect the Company's performance. Certain of the Company's executive officers have employment agreements that provide for a minimum base salary and other compensation arrangements. See "Employment Contracts" below for a summary of the terms of certain of these agreements. Employment agreements are reviewed and approved by the Compensation Committee prior to their execution. The Chief Executive Officer does not have an employment agreement with the Company.

     Compensation generally has three primary components: base salary, incentive bonus and long-term equity compensation.

  Base Salaries

     Base salaries for executive officers, including the Chief Executive Officer, are based on (i) the responsibilities of the position, (ii) the individual's performance and perceived ability to influence the Company's financial performance in the short and long-term and (iii) an evaluation of salaries for similar positions in companies of similar size, complexity and businesses as the Company.

  Incentive Bonuses

     Incentive bonuses are structured to further motivate executive officers, including the Chief Executive Officer, by establishing a relationship between the bonuses and the performance of the Company and the executive officer. Bonuses are typically determined based on (i) specific objective measures of the Company's performance such as funds from operations and total shareholder return, (ii) specific objective measures of the individual's performance such as the ability to meet established financial budgets and (iii) subjective measures of performance such as positioning the Company for short and long-term growth through acquisitions, development and leasing activities.

  Long-term Equity Compensation

     The Compensation Committee believes that the interests of the Company's shareholders and executive officers, including the Chief Executive Officer, will be aligned if executive officers are given the opportunity to own the Company's Shares through substantial option and restricted share awards that are granted on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's stock price. The Compensation Committee bases these awards on the same criteria used to determine base salary. These awards are a significant part of executive officer compensation packages and are granted annually.

  Chief Executive Officer's Compensation

     Mr. Roth's base salary of $1,000,000 was established in March 2001. His previous base salaries of $650,000 and $625,000 were established in January 2000 and November 1991, respectively. The Compensation Committee believes that Mr. Roth's base salary is consistent with the base salaries of other chief executive officers of companies of similar size and complexity.

     Mr. Roth's incentive bonus for 2002 was $800,000. He also received 37,500 restricted shares in January 2003. The incentive bonus amount and restricted share award were based on an evaluation of those factors previously described and were set by the Compensation Committee. Mr. Roth's total compensation in 2002 was $3,170,000. This compares to total compensation in 2001 of $5,426,000 (valuing stock options granted at the fair value the Company disclosed in its Form 10-K for the year ended December 31, 2002 of $3.06 per share). The 40% reduction in cash compensation in 2002 from 2001 is responsive to general economic conditions rather than diminished responsibilities or an evaluation that Mr. Roth's compensation was more than his peers.

  Policy Regarding Section 162(m)

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year which is not "performance based", as defined in
Section 162(m). The Compensation Committee believes that it is in the best interests of the Company and its shareholders to comply with the limitations of
Section 162(m) of the Code to the extent practicable and consistent with retaining, attracting and motivating the Company's executive officers. Accordingly, to maintain flexibility in compensating executive officers in a manner designed to promote the goals of the Company and its shareholders, the Compensation Committee has not adopted a policy that all executive compensation must be deductible. The deferred payments made to Mr. Fascitelli pursuant to his employment agreements and certain other compensation to the Company's Chief Executive Officer and four other most highly compensated executive officers do not meet the requirements of Section 162(m) and will thus be subject to the $1,000,000 limitation when paid.

                                          STANLEY SIMON
                                          RICHARD WEST

                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Shares with the performance of the Standard & Poor's 500 Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding health care real estate investment trusts ("REITs")), a peer group index. The graph assumes that $100 was invested on December 31, 1997 in each of the Shares, the S&P 500 Index and the NAREIT All Equity Index and that all dividends were reinvested without the payment of any commissions. THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE COMPANY'S SHARES WILL CONTINUE IN LINE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.

                            [PERFORMANCE LINE GRAPH]

------------------------------------------------------------------------------------------------------------------------
                                                               1997      1998      1999      2000      2001      2002
------------------------------------------------------------------------------------------------------------------------
 Vornado Realty Trust                                           100        75        76        95       109       105
 S&P 500 Index                                                  100       129       156       141       125        97
The NAREIT All Equity Index(1)                                  100        83        79        99       113       118

---------------
(1) Excluding health care REITs.

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the number of Shares and Class A units of limited partnership interest and those other classes of units convertible into Class A units of limited partnership interest (collectively, "Units") in Vornado Realty L.P., a Delaware limited partnership (the "Operating Partnership"), as of April 17, 2003, beneficially owned by (i) each person who holds more than a 5% interest in the Company or the Operating Partnership (other than the Company),
(ii) trustees of the Company, (iii) the executive officers of the Company defined as "Covered Executives" in "Executive Compensation" below, and (iv) the trustees and executive officers of the Company as a group.

                                                               NUMBER OF
                                                                 SHARES                   PERCENT OF
                                            ADDRESS OF         AND UNITS     PERCENT OF   ALL SHARES
                                            BENEFICIAL        BENEFICIALLY   ALL SHARES   AND UNITS
NAME OF BENEFICIAL OWNER                       OWNER          OWNED(1)(2)    (1)(2)(3)    (1)(2)(4)
------------------------                    ----------        ------------   ----------   ----------
NAMED EXECUTIVE OFFICERS AND TRUSTEES
Steven Roth(5)(6)(7)(8)...............          (9)            15,638,300       13.5%        11.0%
Russell B. Wight, Jr.(5)(10)..........          (9)             9,799,800        8.8%         7.1%
David Mandelbaum(5)...................          (9)            10,761,998        9.7%         7.8%
Michael D. Fascitelli(7)(8)(11).......          (9)             7,981,106        6.8%         5.5%
Robert P. Kogod(7)(12)(13)............          (9)             3,785,704        3.3%         2.8%
Robert H. Smith(7)(8)(12)(14).........          (9)             4,187,511        3.6%         3.0%
David R. Greenbaum(7)(8)(15)..........          (9)             1,443,674        1.3%         1.0%
Joseph Macnow(7)(8)(16)...............          (9)               716,700          *            *
Melvyn Blum(7)(8).....................          (9)               334,259          *            *
Ronald Targan.........................          (9)               750,000          *            *
Stanley Simon.........................          (9)                75,000          *            *
Richard West(17)......................          (9)                27,385          *            *
All trustees and executive officers as
  a group (18 persons)(7)(8)..........          (9)            37,042,924       28.1%        24.5%
OTHER BENEFICIAL OWNERS
Interstate Properties(5)..............          (9)             8,943,000        8.0%         6.5%
Cohen & Steers Capital Management,
  Inc.(18)............................   757 Third Avenue       9,131,968        8.2%         6.6%
                                           New York, NY
                                               10017
Stichting Pensioenfonds ABP(19).......  Oude Lindestraat 70     6,797,200        6.1%         4.9%
                                           Postbus 2889
                                          6401 DL Heerlen
                                          The Netherlands

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated, each person is the direct owner of, and has sole voting power and sole investment power with respect to, such Shares and Units. Numbers and percentages in the table are based on 111,523,485 Shares and 26,167,672 Units (other than Units held by the Company) outstanding as of April 17, 2003.

 (2) In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned approximately 81% of the common limited partnership interest in, the Operating Partnership as of April 17, 2003. At any time after one year from the date of issuance (or two years in the case of certain holders), holders of Class A units of limited partnership interest (other than the Company) have the right to have their Class A units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Share for each Class A unit redeemed or, at the option of the Company, one Share for each Class A unit tendered, subject to customary anti - dilution provisions (the "Unit Redemption Right"). Holders of Class A units may be able to sell publicly Shares received upon the exercise of their Unit Redemption Right pursuant to registration rights agreements with the Company. The Company has filed registration statements with the SEC to register certain of the Shares issuable upon the exercise of the Unit Redemption Right.

 (3) The total number of Shares outstanding used in calculating this percentage assumes that all Shares that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the redemption of Units or Series A preferred shares of beneficial interest for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (4) The total number of Shares and Units outstanding used in calculating this percentage assumes that all Shares and Units that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the redemption of Series A preferred shares of beneficial interest for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (5) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the three general partners, owns 8,943,000 Shares. These Shares are included in the total Shares and the percentage of class for each of them and for Interstate. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these Shares.

 (6) Includes 77,800 Shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and sole investment power. Does not include 36,000 Shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

 (7) The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of options: Steven
     Roth -- 4,255,000; Michael D. Fascitelli -- 6,405,000; Robert P.
     Kogod -- 174,960; Robert H. Smith -- 191,960; David R. Greenbaum -- 1,112,500; Joseph Macnow -- 484,000; Melvyn Blum -- 267,500; and all
     trustees and executive officers as a group -- 13,596,609.

 (8) The number of Shares beneficially owned by the following persons includes the number of shares of restricted stock indicated: Steven Roth -- 37,500; Michael D. Fascitelli -- 30,000; Robert H. Smith -- 10,000; David R. Greenbaum -- 7,500; Joseph Macnow -- 6,000; Melvyn Blum -- 66,759 (which includes 59,259 deferred stock units); and all trustees and executive officers as a group -- 237,931 (including 67,192 deferred stock units).

 (9) The address of such person(s) is c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019.

(10) Includes 51,800 Shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and sole investment power. Does not include 2,000 Shares owned by Mr. Wight's children and 15,000 Shares owned by Mr. Wight's wife. Mr. Wight disclaims any beneficial interest in these Shares.

(11) The number of Shares beneficially owned by Mr. Fascitelli includes 1,546,106 vested Shares underlying awards of convertible units. See "Employment Contracts -- Michael D. Fascitelli".

(12) Includes 1,416,617 Units as to which Mr. Kogod and Mr. Smith share investment power with their wives. Includes 5,927 Units as to which Mr. Kogod and Mr. Smith share investment power.

(13) Does not include 65,000 Shares and 714,782 Units owned by Mr. Kogod's wife and children. Mr. Kogod disclaims any beneficial interest in these Shares and Units. Includes 1,244,685 Units as to which Mr. Kogod shares investment power with his wife or children. Includes 49,990 Units held in trusts for Mr. Smith's sons for which Mr. Kogod is trustee; Mr. Kogod has sole investment power over these Units. Includes 32,343 Units held by the Robert
     P. and Arlene R. Kogod Family Foundation, of which Mr. Kogod is the general partner; Mr. Kogod has sole investment power over these Units.

(14) Does not include 65,000 Shares and 853,900 Units owned by Mr. Smith's wife and children. Mr. Smith disclaims any beneficial interest in these Shares and Units. Includes 1,410,587 Units as to which Mr. Smith shares investment power with his wife or children.

(15) Includes 47,948 Units as to which Mr. Greenbaum shares investment power with his wife. Does not include 16,909 Units owned by his wife or 78,060 Units owned by his children; Mr. Greenbaum disclaims any beneficial interest in these Units.

(16) Mr. Macnow and his wife own 225,000 of these Shares jointly.

(17) Mr. West and his wife own 3,000 of these Shares jointly. Also included are 1,385 Shares into which 1,000 Series A preferred shares of beneficial interest owned by Mr. West are convertible.

(18) Based on Amendment 12 to a Schedule 13G filed on February 14, 2003, Cohen & Steers Capital Management, Inc. has the sole power to vote or to direct the vote of 8,104,968 Shares and has the sole power to dispose or to direct the disposition of 9,131,968 Shares.

(19) Based on a Schedule 13G filed on April 8, 2003, Stichting Pensioenfonds ABP has the sole power to vote or to direct the vote of, and to dispose or to direct the disposition of 6,797,200 Shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, certain classes of our equity securities with the SEC. Such trustees, executive officers and 10% shareholders are also required to furnish us with copies of all
Section 16(a) reports they file. During 2002, the Company began posting copies of the Section 16(a) filings of its trustees and executive officers on its website at www.vno.com.

     Based on a review of the Forms 3, 4 and 5, and any amendments thereto, furnished to us, and on written representations from certain reporting persons, we believe that the only filing deficiencies under Section 16(a) by our trustees, executive officers and 10% shareholders were late filings by (a) Melvyn Blum, an executive officer (one report covering two transactions); (b) Michelle Felman, an executive officer (one report covering two transactions);
(c) David R. Greenbaum, an executive officer (one report covering one transaction); (d) Joseph Hakim, a former executive officer (two reports covering three transactions); (e) Christopher Kennedy, an executive officer (his initial filing and four reports covering four transactions); (f) Paul F. Larner, an executive officer (his initial filing); (g) Wendy Silverstein, an executive officer (her initial filing); and (h) Richard West, a trustee (one report covering one transaction).

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the Company's Chief Executive Officer and the four other most highly compensated executive officers in 2002 and during each of the past two fiscal years ("Covered Executives").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                  -------------------------------------------
                                                          PARK                  LONG TERM COMPENSATION
                                                         LAUREL                         AWARDS
                                                        INCENTIVE     OTHER     -----------------------
                                                         COMPEN-     ANNUAL     RESTRICTED   SECURITIES   ALL OTHER
                                                         SATION      COMPEN-      SHARE      UNDERLYING    COMPEN-
NAME AND                           SALARY      BONUS     PLAN(1)     SATION      AWARD(3)    OPTIONS(4)   SATION(5)
PRINCIPAL POSITION         YEAR      ($)        ($)        ($)         ($)         ($)          (#)          ($)
------------------         ----   ---------   -------   ---------   ---------   ----------   ----------   ---------
Steven Roth                2002   1,000,000   800,000          --        --      1,291,875          --     77,680
  Chairman and Chief       2001   1,000,000   550,000   1,500,000        --             --     750,000     80,641
  Executive Officer        2000     650,000   600,000          --        --             --   1,500,000     80,919
Michael D. Fascitelli      2002   1,000,000   700,000          --        --     26,033,500(6)        --     8,906
  President                2001   1,000,000   550,000   1,500,000        --             --     750,000     10,799
                           2000     625,000   625,000          --        --             --   1,400,000      9,545
David R. Greenbaum         2002     525,000   350,000          --        --        258,375          --     30,882
  President -- New York    2001     525,000   350,000     350,000        --             --     125,000     28,816
  Office Division          2000     500,000   300,000          --        --             --     200,000     32,156
Melvyn Blum                2002     520,000   250,000          --        --        258,375          --     40,319
  Executive Vice           2001     520,000   250,000     350,000        --             --     125,000     39,138
  President -- Development 2000     451,923   200,000          --        --      4,805,550(8)  225,000     31,861
  Division(7)
Joseph Macnow              2002     520,000   200,000          --        --        206,700          --     74,240
  Executive Vice           2001     520,000   150,000     350,000        --             --     100,000     88,043
  President -- Finance     2000     500,000   150,000          --    74,817(2)          --     150,000     86,357
    and
  Administration and
  Chief Financial Officer

---------------
(1) Represents one-time awards that were granted pursuant to the Park Laurel Joint Venture's incentive compensation plan. The Park Laurel Joint Venture, of which the Company owns a 69% interest through a wholly-owned taxable REIT subsidiary, was formed in 1997 to develop and sell residential condominiums at a property in Manhattan. In its 2001 consolidated financial statements, the Company recorded a pre-tax gain of $22,736,000 which is after a charge of $5,779,000 ($3,953,000 after tax benefit) for awards paid under the joint venture's incentive compensation plan to fifteen employees of the Company including those noted above.

(2) Represents the forgiveness by the Company of one-fifth of the loan amount (together with interest) due from Mr. Macnow. The loan was issued in connection with Mr. Macnow's option exercises in prior years. The Company agreed that each January 1 (commencing January 1, 1997) it would forgive one-fifth of the amount due from Mr. Macnow, provided he remained an employee of the Company. Mr. Macnow's Other Annual Compensation for 2000 reflects the loan forgiveness on January 1, 2001 which was the final installment of the loan forgiven.

(3) Dividends are paid on both the vested and unvested portion of these restricted share or deferred stock unit awards, except for Mr. Blum's award of 148,148 deferred stock units, as further described in this note. On January 28, 2003, the Covered Executives were awarded the following numbers of restricted shares for the 2002 compensation year: Steven Roth -- 37,500; Michael D. Fascitelli -- 30,000; David R. Greenbaum -- 7,500; Melvyn
    Blum -- 7,500; and Joseph Macnow -- 6,000. The restricted shares vest ratably over five years with 20% of the restricted shares becoming vested on each anniversary of the award date. In 2002, Mr. Fascitelli was also awarded 626,566 convertible units (see note 6 below), all of which were vested as of December 31, 2002. In 2000, Mr. Blum was awarded 148,148 deferred stock units, of which 88,889 have vested and for which Mr. Blum received cash in settlement of the vested award in 2003 (see note 8 below). 29,630 of Mr. Blum's remaining 59,259 deferred stock units will vest on January 2, 2004 and 29,629 will vest on January 2, 2005. The total numbers of restricted shares (including shares underlying deferred stock units) held by the Covered Executives as of December 31, 2002 are as follows (with the value of the restricted shares held in parentheses based on the closing price for the Company's Shares on the NYSE at December 31, 2002): Michael D. Fascitelli -- 1,546,106 ($57,515,000) and
    Melvyn Blum -- 148,148 ($5,511,000). The restricted shares granted on January 28, 2003 are not included in the restricted shares held by Covered Executives as of December 31, 2002 as such awards were made subsequent to December 31, 2002.

(4) Options are exercisable 34% one year after grant, and 33% after each of the following two one-year periods.

(5) Represents annual amounts of (i) employer-paid contributions to the Company's 401(k) retirement plan and (ii) Company-paid whole life insurance premiums. Employer contributions to the Company's 401(k) retirement plan become vested 100% after the completion of five years of eligible service. The whole life insurance policies provide coverage in an amount equal to the excess of the amount covered under the Company's non-discriminatory group term life insurance benefit for all full-time employees (i.e., two times salary) over the benefit cap imposed by the term insurance carrier.

(6) The amount for Mr. Fascitelli includes $25,000,000 representing a payment of 626,566 convertible units, the receipt of which has been deferred until December 31, 2006, subject to the terms of Mr. Fascitelli's 2002 Unit Agreement, as amended. Each unit represents one Share. These 626,566 convertible units vested on December 31, 2002. Accordingly, 626,566 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. See "Employment Contracts -- Michael D. Fascitelli".

(7) Mr. Blum's employment with the Company commenced on January 24, 2000.

(8) The amount for Mr. Blum represents a grant of 148,148 deferred stock units that vest over a five-year period. On February 13, 2003, the Company and Mr. Blum agreed to amend the December 29, 2000 deferred stock agreement pursuant to which Mr. Blum received cash for the vested portion of this award (88,889 deferred stock units) on such date. See "Employment Contracts -- Melvyn Blum".

     The following table summarizes all exercises of options during 2002, and the number and value of options held at December 31, 2002 by the Covered Executives.

     AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF
                                      SHARES                SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                     ACQUIRED                UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                        ON        VALUE          AT 12/31/02            AT 12/31/02
                                     EXERCISE   REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                                   (#)         ($)        UNEXERCISABLE(#)        UNEXERCISABLE($)
----                                 --------   ---------   ---------------------   --------------------
Steven Roth                               --           --    3,505,000/1,245,000    10,088,000/3,177,000
Michael D. Fascitelli                     --           --    5,688,000/1,212,000    56,808,000/2,965,000
David R. Greenbaum                        --           --      1,004,000/191,000       5,314,000/424,000
Melvyn Blum                               --           --        150,750/199,250         968,000/477,000
Joseph Macnow                        225,000    6,044,000        400,500/149,500       1,919,000/318,000

EMPLOYEE RETIREMENT PLAN

     Effective December 31, 1997, the Company froze the employee retirement plan which provided retirement benefits to full-time employees of the Company. Benefits under the plan vested upon the completion of five years of service for all eligible employees. However, employees do not earn any additional benefits after December 31, 1997. In addition, no new participants are eligible to enter the frozen plan. Annual retirement benefits are equal to 1% of the participant's base salary for each year of service. However, the portion of retirement benefits payable for service prior to plan participation is equal to 1% of the participant's base salary as of December 31 of the year before the participant began to participate in the plan for each year of the participant's past service.

     The amounts shown below are the estimated annual benefits (payable in the form of a life annuity) for each of the Covered Executives who is a participant in the plan payable upon normal retirement at age 65. The estimated annual benefit payable at age 65 to Mr. Roth is $45,000; and to Mr. Macnow, $29,000.

EMPLOYMENT CONTRACTS

  Michael D. Fascitelli

     Mr. Fascitelli had a five-year employment agreement which commenced on December 2, 1996 pursuant to which he served as President of the Company. The employment agreement had an initial term of five years and provided that, commencing on December 1, 2000, and on each December 1 thereafter, the employment term would automatically be extended for one additional year unless either the Company or Mr. Fascitelli gave written notice not to extend the agreement three months before such date. The employment agreement provided for an annual base salary of not less than $600,000. In January 2000, Mr. Fascitelli's base salary was increased to $625,000 and in March 2001, it was increased to $1,000,000. In addition to his annual salary, at the commencement of Mr. Fascitelli's 1996 employment agreement, Mr. Fascitelli received a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable in 919,540 Shares which are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997 and was scheduled to convert into Shares on November 30, 2001. The conversion date was extended to November 30, 2004. In addition, Mr. Fascitelli's 1996 employment agreement provided that he may borrow up to $10,000,000 from the Company during the term of his employment at the applicable federal rate. As of December 31, 2002, the outstanding principal amount of loans by the Company to Mr. Fascitelli was $8,600,000. The loans, which were scheduled to mature in 2003, have been extended to 2006 in connection with the extension of Mr. Fascitelli's employment agreement, as discussed below. In January 2003, Mr. Fascitelli was granted 30,000 restricted shares of the Company for the 2002 compensation year that vest over a five-year period.

     Effective January 1, 2002, the Company extended the employment agreement with Mr. Fascitelli for a five-year period through December 31, 2006. The 2002 employment agreement provides that, commencing on January 1, 2006, and on each January 1 thereafter, the employment term will automatically be extended for one additional year unless either the Company or Mr. Fascitelli gives written notice not to extend the agreement three months before such date. The 2002 employment agreement provides for an annual base salary of not less than $1,000,000. In addition to his annual salary, he will be entitled to a deferred payment consisting of 626,566 convertible units on December 31, 2006, with each unit representing one Share. Accordingly, 626,566 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The 626,566 Shares vested on December 31, 2002. Mr. Fascitelli may also borrow up to $20,000,000 from the Company during the term of his 2002 employment agreement reduced by the amount of his outstanding loans under his

1996 employment agreement, which was $8,600,000. The loans will bear interest at the applicable federal rate and will mature on the fifth anniversary of the date each loan is made. Payment of the additional loans and the outstanding $8,600,000 may be accelerated by the Company to the extent that the aggregate principal amount of such loans exceeds 50% of the sum of (i) the value of the 919,540 Shares payable to Mr. Fascitelli under the 1996 employment agreement and the 626,566 Shares payable to him under the 2002 employment agreement, and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options. In accordance with the terms of his employment agreement, Mr. Fascitelli has also been given the use of a Company automobile.

     The 2002 employment agreement also provides (as did the 1996 agreement) that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of the Company's principal executive offices or the failure of the Company to comply with the terms of the agreement), (i) payment of his base salary shall continue for three years, offset in the second and third years for compensation received or deferred for services to any other employer, (ii) payment of the 919,540 and 626,566 vested Shares payable to him shall be made and (iii) benefits to him and his family shall continue for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease but payment of the 919,540 and 626,566 Shares payable to him shall nonetheless be made.

  David R. Greenbaum

     Mr. Greenbaum has an employment agreement which commenced on April 15, 1997 pursuant to which he serves as President of the New York Office Division of the Company. The employment agreement provides that, commencing on April 30, 2000, and on each April 30 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Greenbaum gives written notice not to extend the agreement 90 days before such date. The employment agreement provides that Mr. Greenbaum's base salary shall not be reduced during the term of the agreement. In January 2003, Mr. Greenbaum's annual base salary was increased to $540,000. Mr. Greenbaum's employment agreement provides that he will be entitled to participate at a level commensurate with his position in any equity and/or incentive compensation with respect to senior executives of the Company. In January 2003, Mr. Greenbaum was granted 7,500 restricted shares of the Company for the 2002 compensation year that vest over a five-year period. Mr. Greenbaum may also receive loans of up to $10,000,000 from the Company during the term of the employment agreement at the applicable federal rate and secured by all of his Units. There were no loans outstanding during 2002. In accordance with the terms of his employment agreement, he has also been given the use of a Company automobile.

     The agreement also provides that if Mr. Greenbaum's employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of the New York Office Division's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Greenbaum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation and (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Melvyn Blum

     Mr. Blum has an employment agreement which commenced on January 24, 2000 pursuant to which he serves as Executive Vice President -- Development Division of the Company. The employment agreement provides that, commencing on January 24, 2004, and on each January 24 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Blum gives written notice not to extend the agreement three months before such date. The employment agreement provides for an annual base salary of not less than $500,000. In January 2003, Mr. Blum's annual base salary was increased to $535,000. Mr. Blum's employment agreement provides that the Company shall grant Mr. Blum options to purchase 100,000 Shares during each of the years of his period of employment at a purchase price per Share equal to the fair market value of the Shares on the dates the options are granted. On February 13, 2003, Mr. Blum's employment agreement was amended to eliminate this requirement. However, Mr. Blum became eligible for grants of options and restricted shares on the same basis as other executive officers of comparable seniority. In January 2003, Mr. Blum was granted 7,500 restricted shares of the Company for the 2002 compensation year that vest over a five-year period. Mr. Blum may also receive loans of up to $2,000,000 from the Company during his period of employment at the applicable federal rate. As of December 31, 2002, there were no outstanding loans from the Company. In accordance with the terms of his employment agreement, he has also been given the use of a Company automobile.

     In connection with Mr. Blum's employment agreement, the Company awarded Mr. Blum 148,148 deferred stock units pursuant to a deferred stock agreement dated as of December 29, 2000. Under this agreement, Mr. Blum's deferred stock units vest over a five-year period and he is entitled to dividend equivalent payments with regard to each vested unit. In addition, the agreement requires the Company to provide an effective registration statement covering any Shares paid to Mr. Blum. Pursuant to an amendment to this agreement dated as of February 13, 2003, the Company agreed to pay Mr. Blum an amount in cash equal to the market value of 88,889 Shares in respect of the deferred units that had vested under his agreement as of such date. The amendment also provides that Mr. Blum will receive one Share in respect of each remaining deferred stock unit on the vesting date of such unit, subject to deferral at the election of Mr. Blum in accordance with the terms of the deferred stock agreement.

     Mr. Blum's employment agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of the Company's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Blum will immediately vest in any stock options and restricted shares granted to him by the Board. If such termination occurs on or after January 24, 2004, Mr. Blum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation and (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Joseph Macnow

     Mr. Macnow has an employment agreement pursuant to which he serves as Executive Vice President -- Finance and Administration and Chief Financial Officer. The employment agreement provides that, commencing on December 31, 2003, and on each December 31 thereafter, the employment term shall automatically be extended for one additional year unless either the Company or Mr. Macnow gives written notice not to extend the agreement 90 days before such date. The employment agreement provides for an annual base salary of not less than $520,000, subject to increases by a factor equal to 125% of the percentage increase in the prior year's consumer price index. In January 2003, Mr. Macnow's annual base salary was increased to $535,000. Mr. Macnow's employment agreement provides that the Company will grant Mr. Macnow options to purchase 75,000 Shares during each of the years of his period of employment at a purchase price equal to the fair market value of the Shares on the dates the options are granted, at the discretion of the Compensation Committee of the Board. On January 1, 2001, Mr. Macnow's employment agreement was amended to provide that the Company will grant him 75,000 options in those years that the Company also grants options to its Executive Vice Presidents. In January 2003, Mr. Macnow was granted 6,000 restricted shares of the Company for the 2002 compensation year that vest over a five-year period. In accordance with the terms of his employment agreement, he has also been given the use of a Company automobile.

     The agreement also provides that if Mr. Macnow's employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of the Company's principal executive offices or the failure of the Company to comply with the terms of the agreement), he will receive: (a) a lump sum payment of three times the sum of
(i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if Mr. Macnow's employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

COMPENSATION OF TRUSTEES

     Trustees who are not compensated as officers of the Company receive an annual retainer and additional meeting fees for each Board or Committee meeting attended. The Company compensated Messrs. Wight, Mandelbaum, Targan and Kogod at a rate of $25,000 per year plus $750 for each Board or Committee meeting attended. The Company compensated Mr. Simon and Mr. West at a rate of $50,000 per year plus $750 for each Board or Committee meeting attended. Messrs. Roth, Fascitelli and Smith received no compensation for their serving as trustees. Effective with the Board meeting scheduled for May 28, 2003, the annual retainers will be increased to the following amounts: Mr. West -- $100,000; Mr. Simon and Mr. Targan -- $75,000 each; and Messrs. Kogod, Mandelbaum and Wight -- $50,000 each. Also, the meeting fee was increased to $1,000 for all Board and Committee meetings occurring after March 6, 2003. Messrs. West, Simon, and Targan's annual retainers are reflective of their chairmanship of or membership on the Audit Committee.

     The Compensation Committee, consisting of Messrs. Simon and West, grants awards under the Company's 2002 Omnibus Share Plan and makes all other executive compensation determinations. Messrs. Roth, Fascitelli and Smith are the only officers or employees of the Company who are also members of the Board. There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Transactions Involving Vornado Operating

     In October 1998, Vornado Operating was spun off from the Company in order to own assets and conduct activities that, in order to maintain its REIT status, the Company could not itself own and conduct. The Company and Vornado Operating are parties to certain other agreements described below.

     The Company granted Vornado Operating a $75,000,000 unsecured credit facility (the "Revolving Credit Agreement") which expires on December 31, 2004. Borrowings under the Revolving Credit Agreement bear interest at LIBOR plus 3% (4.38% at December 31, 2002). The Company receives a commitment fee equal to 1% per annum on the average daily unused portion of the facility. No amortization is required to be paid under the Revolving Credit Agreement during this term. The Revolving Credit Agreement prohibits Vornado Operating from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits Vornado Operating from paying dividends. Since January 2002 the Company has not recognized interest income on the debt under this facility. Accordingly, the balance owed as at April 17, 2003 of $23,804,000 is $1,815,000 greater than the Company's carrying value. The largest outstanding balance under the Revolving Credit Agreement during the last fiscal year was $31,489,000.

     The Company and Vornado Operating are parties to an agreement (the "Vornado Agreement") pursuant to which, among other things, (a) the Company will under certain circumstances offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by the Company (under mutually satisfactory lease terms) and (b) Vornado Operating will not make any real estate investment or other REIT-qualified investment unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity.

     Under the Vornado Agreement, the Company provides Vornado Operating with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. Also, the Company makes available to Vornado Operating at the Company's offices, space for Vornado Operating's principal corporate office. For these services, Vornado Operating compensates the Company in an amount determined in good faith by the Company as the amount an unaffiliated third party would charge Vornado Operating for comparable services and reimburses the Company for certain costs incurred and paid to third parties on behalf of Vornado Operating. For such services, Vornado Operating paid $330,000 for the year ended December 31, 2002.

     Vornado Operating and the Company each have the right to terminate the Vornado Agreement if the other party is in material default of the Agreement or upon 90 days written notice to the other party at any time after December 31, 2003. In addition, the Company has the right to terminate the Vornado Agreement upon a change in control of Vornado Operating.

     Messrs. Roth, Fascitelli, West and Wight are directors of Vornado Operating. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company and of Vornado Operating, Mr. Fascitelli is the President of the Company and of Vornado Operating and certain other members of the Company's senior management hold corresponding positions with Vornado Operating.

     Interstate and its three partners -- Steven Roth, (Chairman of the Board and Chief Executive Officer of the Company and Vornado Operating), David Mandelbaum (a trustee of the Company) and Russell B. Wight, Jr. (a trustee of the Company and a director of Vornado Operating) -- beneficially owned, in the aggregate, a 9.9% limited partnership interest in Vornado Operating L.P., the limited partnership through which Vornado Operating holds its assets and conducts its business, and 7.9% of the common stock of Vornado Operating as of December 31, 2002.

     On March 11, 1999, the Vornado Crescent Portland Partnership (the "Landlord"), a general partnership 60% owned by the Company and 40% owned by Crescent Real Estate Equities Company ("Crescent"), sold all of the non-real estate assets of its companies encompassing the operations of the temperature controlled logistics business for approximately $48,723,000 to AmeriCold Logistics, a joint venture 60% owned by Vornado Operating and 40% owned by Crescent Operating, Inc. AmeriCold Logistics leases the underlying temperature controlled logistics warehouses used in this business from the Landlord which continues to own the real estate through its ownership of AmeriCold Realty Trust. The leases, as amended, generally have 15-year terms with two five-year renewal options and provide for the payment of fixed base rent and percentage rent based on revenues AmeriCold Logistics receives from its customers. In accordance with the leases, AmeriCold Logistics deferred payments of $32,248,000 of 2002 rent due to the Landlord, of which the Company's share is $19,349,000. Based on the Landlord's policy of recognizing rental income when earned and collection is assured or cash is received, the Landlord did not recognize this rent in the year ended December 31, 2002. At December 31, 2002, the Company's share of the Landlord's total deferred rent receivable from the tenant is $24,350,000. On March 7, 2003, AmeriCold Logistics and the Landlord extended the deferred rent period to December 31, 2004 from December 31, 2003.

     On December 31, 2002, the Company and Crescent formed a joint venture to acquire the Carthage, Missouri and Kansas City, Kansas quarries from AmeriCold Logistics for $20,000,000 in cash, the appraised value. The Company contributed cash of $8,800,000 to the joint venture representing its 44% interest. AmeriCold Logistics used the proceeds from the sale to repay a portion of a loan to Vornado Operating. Vornado Operating then repaid $9,500,000 of the amount outstanding under the Revolving Credit Agreement. Additionally, AmeriCold Logistics entered into a management agreement with the joint venture to manage and operate the quarries for an annual management fee of approximately $200,000 plus all direct expenses incurred as operator of the quarries. The agreement is for a term of one year and automatically renews for additional one-year periods unless terminated by either party. On December 31, 2002, the joint venture purchased $5,720,000 of trade receivables from AmeriCold Logistics at a 2% discount, of which the Company's share was $2,464,000. These trade receivables have been collected. On March 28, 2003, the joint venture purchased $6,640,000 of trade receivables from AmeriCold Logistics at a 2% discount, of which the Company's share was $3,180,000. Although the terms and conditions of the purchases were not negotiated at arm's length, the Company believes that the terms and conditions were fair to the Company.

     The Company is the day-to-day liaison to the management of AmeriCold Logistics. AmeriCold Logistics pays the Company an annual management fee of $487,000, which is based on the non-real estate assets sold to AmeriCold Logistics on March 11, 1999. The fee increases by an amount equal to 1% of the cost of new acquisitions, including transaction costs. AmeriCold Logistics provides financial statement preparation, tax and similar services to the Landlord for an annual fee of $273,000 in 2002 increasing 2% each year.

  Transactions Involving Interstate and Alexander's

     As of December 31, 2002, Interstate and its three general partners -- Steven Roth (Chief Executive Officer of the Company and Alexander's and Chairman of the Board of the Company), David Mandelbaum (a trustee of the Company and director of Alexander's) and Russell B. Wight, Jr. (a trustee of the Company and director of Alexander's) -- owned approximately 12.9% of the Shares of the Company and 27.5% of Alexander's common stock.

     The Company manages and leases the real estate assets of Interstate pursuant to a management agreement for which the Company receives an annual fee equal to 4% of base rent and percentage rent and certain other commissions. The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on 60 days notice at the end of the term. Although the management agreement was not negotiated at arm's length, the Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. For the year ended December 31, 2002, $1,450,000 of management fees were earned by the Company pursuant to the management agreement.

     The Company owns 33.1% of the outstanding common stock of Alexander's. At April 17, 2003, the Company had loans receivable from Alexander's of $119,000,000 (the largest outstanding balance of the loans during the last fiscal year), including $24,000,000 drawn under a $50,000,000 line of credit granted to Alexander's on August 1, 2000. The maturity date of the loan and the line of credit is the earlier of January 3, 2006 or the date the Alexander's Lexington Avenue construction loan is repaid. The interest rate on the loan and line of credit, which resets quarterly using the same spread to treasuries as presently exists with a 3% floor for treasuries, is 12.48% at December 31, 2002. Interest on these loans (including a 1% unused commitment fee) during 2002 was $15,547,000.

     On July 3, 2002, Alexander's finalized a $490,000,000 loan to finance the construction of its approximately 1,300,000 square foot multi-use building at its 59th Street and Lexington Avenue location. The estimated construction costs in excess of the construction loan of approximately $140,000,000 will be provided by Alexander's. The loan has an interest rate of LIBOR plus 2.5% (3.94% at December 31, 2002) and a term of forty-two months subject to two one-year extensions. As of December 31, 2002, Alexander's had received funding of $55,500,000 under the loan of which $25,000,000 was used to repay existing loans and notes payable. Pursuant to the loan, the Company has agreed to guarantee, among other things, the lien free, timely completion of the construction of the project and funding of project costs in excess of a stated budget, if not funded by Alexander's (the "Completion Guarantee"). The $6,300,000 estimated fee payable by Alexander's to the Company for the Completion Guarantee is 1% of construction costs (as defined) and is payable at the same time that the development fee is payable. In addition, if the Company should advance funds under the Completion Guarantee in excess of the $26,000,000 currently available under the secured line of credit, interest on those advances is at 15% per annum.

     Alexander's is managed by and its properties are leased by the Company, pursuant to agreements with one-year terms expiring in March of each year which are automatically renewable. The annual management fee payable to the Company by Alexander's is equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Kings Plaza Mall, and (iii) 6% of development costs with minimum guaranteed fees of $750,000 per annum. The leasing agreement provides for the Company to generally receive a fee of (i) 3% of sales proceeds and (ii) 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth years of a lease term, subject to the payment of rents by Alexander's tenants. Such amount is receivable annually in an amount not to exceed $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid at the time the transactions which gave rise to the commissions occurred. At December 31, 2002, $8,131,000 is due to the Company under these agreements. Fees during 2002 under these agreements and the Completion Guarantee (described above) were $17,427,000 which includes $350,000 earned as a commission from Alexander's sale of its Third Avenue property located in the Bronx, New York.

     The Company constructed a $16.3 million community facility and low-income residential housing development (the "30th Street Venture"), in order to receive 163,728 square feet of transferable development rights, generally referred to as "air rights". The Company donated the building to a charitable organization. The Company sold 106,796 square feet of these air rights to third parties at an average price of $120 per square foot. An additional 28,821 square feet of air rights was sold to Alexander's at a price of $120 per square foot for use at Alexander's Lexington Avenue project. In each case, the Company received cash in exchange for air rights. The Company identified third party buyers for the remaining 28,111 square feet of air rights related to the 30th Street Venture. These third party buyers wanted to use the air rights for the development of two projects located in the general area of 86th Street which was not within the required geographical radius of the construction site nor in the same Community Board as the low-income housing and community facility project. The 30th Street Venture asked Alexander's to sell 28,111 square feet of air rights it already owned to the third party buyers (who could use them) and the 30th Street Venture would replace them with 28,111 square feet of air rights. In October 2002, the Company sold 28,111 square feet of air rights to Alexander's for an aggregated purchase price of $3,059,000 (an average of $109 per square foot). Alexander's then sold an equal amount of air rights to the third party buyers for an aggregate purchase price of $3,339,000 (an average of $119 per square foot). Although the terms and conditions of the transactions with Alexander's were not negotiated at arm's length, the Company believes based upon comparable transactions with third parties that the terms and conditions were fair to the Company.

  Certain Other Transactions

     On July 1, 2002, the Company acquired a 360,000 square foot office building from a limited partnership, which is approximately 50% owned by Mr. Smith and Mr. Kogod, and members of their families, in exchange for approximately 325,700 newly issued Operating Partnership Units (valued at $13,679,000) and the assumption of $58,500,000 of debt. The purchase price was based on the terms the limited partnership had previously negotiated with the building's mortgage lender for the liquidation of the lender's purchase option. The Company assumed the position of the lender prior to the acquisition and refinanced the debt concurrently with the closing of the acquisition. The building is located in the Crystal City complex in Arlington, Virginia where the Company already owned 24 office buildings containing over 6.9 million square feet, which it acquired on January 1, 2002, in connection with the Company's acquisition of Charles E. Smith Commercial Realty L.P.

     On January 1, 2003, the Company acquired Building Maintenance Service Company ("BMS"), a company which provides cleaning and related services primarily to the Company's Manhattan office properties, for $13,000,000 in cash from the estate of Bernard Mendik, formerly Co-Chairman of the Board, and certain other individuals, including Mr. Greenbaum. The Company paid BMS $53,024,000 for the year ended December 31, 2002 for services rendered to the Company's Manhattan office properties, a portion of which is expected to be reimbursed to the Company by its tenants. Although the terms and conditions of the acquisition of BMS were not negotiated at arm's length, the Company believes that the terms and conditions were fair to the Company.

     At April 17, 2003, the secured loan due from Mr. Roth arising from his 1992 stock option exercises was $13,123,000 (the largest outstanding balance during the last fiscal year) bearing interest at 4.49% per annum (based on the applicable federal rate), collateralized by assets with a value of not less than two times the loan amount and maturing in January 2006. On May 29, 2002, Mr. Roth replaced Company stock securing the loan with options to purchase Company stock and/or other liquid assets. Mr. Roth also has the right to draw up to $15,000,000 of additional secured loans on a revolving basis. Each additional loan will bear interest at the applicable federal rate and will mature on the sixth anniversary of the loan.

     At April 17, 2003, loans due from Mr. Fascitelli, in accordance with his employment agreement, aggregated $8,600,000 (the largest outstanding balance during the last fiscal year). The loans mature in 2006 and bear interest, payable quarterly, at a rate of 3.97% (based on the applicable federal rate). Payment of the loans may be accelerated by the Company to the extent that the aggregate principal amount of the loans exceeds 50% of the sum of (i) the value of the 1,546,106 Shares payable to Mr. Fascitelli under his employment agreements, and (ii) the amount by which the value of the Shares subject to options granted to Mr. Fascitelli by the Company exceeds the aggregate exercise price of such options.

     Pursuant to the Company's annual compensation review in February 2002 with Mr. Macnow, the Compensation Committee approved a $2,000,000 loan (the outstanding balance as of April 17, 2003 and the largest outstanding balance during the last fiscal year) to Mr. Macnow, bearing interest at the applicable federal rate of 4.65% per annum and due January 1, 2006. The loan, which was funded on July 23, 2002, was made in conjunction with Mr. Macnow's June 2002 exercise of options to purchase 225,000 Shares. The loan is collateralized by assets with a value of not less than two times the loan amount.

     Mr. Blum had borrowed $1,000,000 from the Company in accordance with his employment agreement. The loan bore interest, payable quarterly, at a rate of 6.61% per annum (based on the applicable federal rate) and was repaid during 2002.

     Sandeep Mathrani, an executive officer of the Company, has a loan outstanding pursuant to his employment agreement totaling $1,500,000 at April 17, 2003 (the largest outstanding balance of the loan during the last fiscal year). The loan matures in April 2005 and bears interest at the applicable federal rate (4.5% at December 31, 2002).

     Ronald Targan was a member of Schechner and Targan, P.A. until July 2002. During the period from January 1, 2002 to July 31, 2002, the Company paid $79,000 for legal services to Schechner and Targan, P.A.

     The Company owns convertible preferred securities in Capital Trust, Inc. totaling $29,212,000 at December 31, 2002. Mr. Roth is the designated Vornado Realty Trust member of the Board of Directors of Capital Trust, Inc.

     The Company had an agreement with Archstone-Smith Trust under which the Company engaged a subsidiary of Archstone-Smith Trust on an exclusive basis to perform tenant and capital improvements below a certain dollar amount in buildings owned by the Company. This agreement was entered into by Charles E. Smith Commercial Realty L.P. and Smith Residential Realty (later merged into Archstone-Smith Trust) at a time when Mr. Smith and Mr. Kogod were in control of both entities and prior to the Company's acquisition of Charles E. Smith Commercial Realty L.P. This agreement was not negotiated at arm's length. In December 2002, the Company paid $2,000,000 to terminate this agreement. In addition, the Company leases office space to Archstone-Smith Trust, and these two companies have entered into an agreement to share the costs of certain office-related services. Mr. Smith and Mr. Kogod are trustees and shareholders of Archstone-Smith Trust.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee's purpose is to assist the Board in its oversight of the Company's internal controls and financial statements and the audit process. The Board, in its business judgment, has determined that all members of the Audit Committee are "independent", as required by applicable listing standards of the NYSE, as currently in effect. The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 31, 2000; a copy of the current Audit Committee Charter was attached to the Company's Proxy Statement for the 2001 Annual Meeting of Shareholders.

     Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

     In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of non-audit services provided by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the independent auditors the auditors' independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact "independent".

                                               RICHARD WEST
                                               STANLEY SIMON
                                               RONALD TARGAN

            INFORMATION REGARDING THE COMPANY'S INDEPENDENT AUDITORS

  Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP, the Company's independent auditors for the year ended December 31, 2002, for professional services rendered for the audit of the Company's annual consolidated financial statements for that fiscal year and for the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $1,363,000.

  Financial Information Systems Design and Implementation Fees

     There were no fees billed to the Company by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

  All Other Fees

     The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2002 included audit related services of $3,662,000 and non-audit services of $856,000. Audit related services generally include fees for stand-alone audits of subsidiaries, consents, comfort letters, due diligence and consultations regarding business transactions, reviews of other filings or registration statements under the Securities Act of 1933 and Securities Exchange Act of 1934, and audits of the Company's employee benefit plans. Non-audit services generally include fees for tax consultations regarding return preparation and REIT tax law compliance and internal audit assistance. Of the all other fees, $1,300,000 relates to the reporting and accounting requirements resulting from the Company's acquisition of Charles E. Smith Commercial Realty L.P.

  Retention of Independent Auditors for the Year 2003

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 2003. Deloitte & Touche LLP was engaged as independent auditors for the 2002 fiscal year, and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

     To the extent this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections entitled "Compensation Committee Report on Executive Compensation", "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) and "Performance Graph" will not be deemed incorporated unless provided otherwise in such filing.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of each of the persons named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

              PROXY AUTHORIZATION VIA THE INTERNET OR BY TELEPHONE

     Provision has been made for shareholders to authorize their proxies via the Internet or by telephone. You may also authorize your proxy by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to authorize your proxy by any of these methods.

     Proxies authorized via the Internet or by telephone must be received by 12:00 P.M., New York City time, on May 27, 2003. Authorizing your proxy via the Internet or by telephone will not affect the right to revoke your proxy should you decide to attend the Annual Meeting in person and desire to revoke your proxy.

     The Internet and telephone proxy authorization procedures are designed to authenticate shareholders' identities and to allow shareholders to give their voting instructions and confirm that shareholders' instructions have been recorded properly. The Company has been advised that the Internet and telephone proxy authorization procedures that have been made available are consistent with the requirements of applicable law. Shareholders authorizing their proxies via the Internet or by telephone should understand that there may be costs associated with voting in these manners, such as charges for Internet access providers and telephone companies that must be borne by the shareholder.

      ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws of the Company provide that in order for a shareholder to nominate a candidate for election as a trustee at an Annual Meeting of Shareholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the preceding year's Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to the provisions of our Bylaws must be delivered to the Secretary of the Company at the principal executive office of the Company, 888 Seventh Avenue, New York, New York 10019 between January 29, 2004 and February 28, 2004.

     Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the Company's Annual Meeting of Shareholders in 2004 may do so by following the procedures in

Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, shareholder proposals must be received at the principal executive office of the Company, 888 Seventh Avenue, New York, New York 10019, Attention:
Secretary, not later than December 31, 2003.

                                               By Order of the Board of
                                               Trustees,

                                               Paul F. Larner
                                               Corporate Secretary

April 30, 2003

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                 [VORNADO LOGO]

                  888 Seventh Avenue, New York, New York 10019

                              VORNADO REALTY TRUST

                                     PROXY

    The undersigned shareholder, revoking all prior proxies, hereby appoints Steven Roth and Michael D. Fascitelli, or either of them, as proxies, each with full power of substitution, to attend the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 28, 2003 at 12:30 P.M., local time, and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. Each proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF TRUSTEES, AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

                (Continued and to be executed, on reverse side)

                              VORNADO REALTY TRUST
                         ANNUAL MEETING OF SHAREHOLDERS
                 AUTHORIZE YOUR PROXY BY TELEPHONE OR INTERNET
    (OR COMPLETE THE PROXY CARD BELOW AND RETURN IT BY MAIL IN THE ENCLOSED
                                   ENVELOPE)

You may authorize your proxy either by mail, by telephone or by Internet. Your telephone or Internet proxy authorization authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. You must authorize your proxy by telephone or Internet, not later than 12 P.M., New York City time on May 27, 2003.

TO AUTHORIZE YOUR PROXY BY PHONE:
                                    CALL TOLL FREE 1-866-388-1534 ANY TIME ON
                                    A TOUCH-TONE TELEPHONE. THERE IS NO
                                    CHARGE TO YOU FOR THE CALL. PLEASE HAVE
                                    THIS FORM AVAILABLE WHEN YOU CALL THE
                                    TOLL FREE NUMBER.

                                    You will be asked to enter the control
                                    number listed below followed by the pound sign then follow the simple instructions.

TO AUTHORIZE YOUR PROXY BY INTERNET:
                    GO TO https://www.proxyvotenow.com/vrt.

   ENTER THE CONTROL NUMBER LISTED BELOW AND FOLLOW THE SIMPLE INSTRUCTIONS.

 IF YOU AUTHORIZE YOUR PROXY BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL BACK
                                THE PROXY CARD.

                             THANK YOU FOR VOTING!

                                                             --------------------------

                                                             --------------------------
                                                                 CONTROL NUMBER FOR
                                                             TELEPHONIC/INTERNET PROXY
                                                                   AUTHORIZATION

               --  FOLD AND DETACH HERE AND READ REVERSE SIDE  --

.................................................................................
                          (Continued from other side)

1.   ELECTION OF TRUSTEES:
     The Board of Trustees recommends a vote "FOR" election of the nominees for trustees listed below.
     [ ]  FOR all nominees listed below
     [ ]  WITHHOLD AUTHORITY to vote for all nominees
     [ ]  FOR all nominees except the following: ------------------------------------
     Nominees: Steven Roth
            Michael D. Fascitelli
            Russell B. Wight, Jr.
     (each for a term ending at the Annual Meeting of Shareholders in 2006 and until their successors are duly elected and qualified)

                                            Address Change and / or Comments [ ]

                                                  Please date and sign exactly
                                                  as your name or names appear
                                                  hereon. Each joint owner must
                                                  sign. (Officers, Executors,
                                                  Administrators, Trustees,
                                                  etc., will kindly so indicate
                                                  when signing.)

                                                  Dated ----------, 2003



                                                --------------------------------
                                                  Signature of Shareholder



                                                --------------------------------
                                                  Signature, if held jointly

                                                  INDICATE YOUR AUTHORIZATION IN
                                                  BLACK OR BLUE INK. [X]

   PLEASE AUTHORIZE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.